SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                 FORM 8-K/A

                           Current Report Pursuant
                        To Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): October 23, 1998


                                 VISTA EYECARE, INC.
               ------------------------------------------------------
               (Exact Name of Registrant as Specified in Its Charter)

                                      Georgia
                   ----------------------------------------------
                  (State or Other Jurisdiction of Incorporation)

              0-20001                               58-1910859
       ------------------------      ---------------------------------------
       (Commission File Number)      (I.R.S. Employer Identification Number)


              296 Grayson Highway, Lawrenceville, Georgia       30045
             --------------------------------------------     ----------
             (Address of Principal Executive Offices)         (Zip Code)

                                    (770) 822-3600
               ----------------------------------------------------
               (Registrant's Telephone Number, Including Area Code)

                                        N/A
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

     On December 31, 1998, the registrant filed Articles of
Amendment to its Amended and Restated Articles of Incorporation, changing its name from National Vision Associates, Ltd. to Vista Eyecare, Inc. All information historically reported as National Vision Associates, Ltd. is presented as Vista Eyecare, Inc. ("Vista").

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.


     On October 23, 1998, the registrant completed its tender offer for all the issued and outstanding capital stock of New West Eyeworks, Inc. ("New West"), which operates approximately 120 free-standing retail vision centers as well as approximately 60 retail vision centers located in Fred Meyer stores. New West also operates an optical laboratory and has its administrative offices in Tempe, Arizona. The registrant paid approximately $70.0 million consisting of cash and the assumption of approximately $3.2 million of debt. The transaction was financed through the issuance of the registrant's $125
million Senior Notes due 2005.   The registrant intends to continue to
operate substantially all of the vision centers and to achieve administrative and manufacturing synergies.


ITEM 5.  OTHER EVENTS.

     On October 23, 1998, Barry J. Feld, the President and Chief
Executive Officer of New West, was appointed President and Chief
Operating Officer of the registrant and a member of its Board of Directors. On October 20, 1998, James E. Kanaley was appointed to the Board of Directors of the registrant. The number of members of the Board of Directors has accordingly been increased to seven. On October 20, 1998, Timothy W. Ranney was appointed Vice President, Corporate
Controller.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS


    (a) Financial Statements of Business Acquired

        New West Eyeworks, Inc. Consolidated Financial Statements

        Report of Independent Accountants                               F-1

        Consolidated Balance Sheets for the years ended
          December 28, 1996 and December 28, 1997 and
          September 26, 1998 (Unaudited)                                F-2

        Consolidated Statements of Operations for the years
          ended December 30, 1995, December 28, 1996, and
          December 27, 1997 and for the Nine Months ended
          September 27, 1997 and September 26, 1998 (Unaudited)         F-3

        Consolidated Statements of Shareholders' Equity for the
          years ended December 30, 1995, December 28, 1996,
          December 27, 1997 and for the Nine Months Ended
          September 26, 1998 (Unaudited)                                F-4

        Consolidated Statements of Cash Flows for the years
          ended December 30, 1995, December 28, 1996, December 27,
          1997; and for the Nine Months Ended September 27, 1997
          and September 26, 1998 (Unaudited)                            F-5

        Notes to Consolidated Financial Statements                      F-6

    (b) Pro forma Financial Information

        Unaudited Pro Forma Condensed Consolidated Financial
            Data                                                        PF-1

        Unaudited Pro Forma Condensed Consolidated
           Balance Sheet as of  October 3, 1998                         PF-2

        Notes to Unaudited Pro Forma Condensed Consolidated
           Balance Sheet                                                PF-3

        Unaudited Pro Forma Condensed Consolidated
           Statements of Operations For the Year Ended
           January 3, 1998                                              PF-5

        Unaudited Pro Forma Condensed Consolidated
           Statement of Operations For the Nine Months
           Ended October 3, 1998                                        PF-6


           Notes to Unaudited Pro Forma Condensed Consolidated
           Statement of Operations                                      PF-7

                   REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of New West Eyeworks, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of New West Eyeworks, Inc. and its subsidiaries at December 27, 1997 and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Phoenix, Arizona
March 6, 1998







                                                      NEW WEST EYEWORKS, INC.

                                                    CONSOLIDATED BALANCE SHEET

                                                          December 28,   December 27,  September 26,
                                                              1996           1997          1998
                                                          ------------   ------------  -----------
                                                                                       (unaudited)
                                         ASSETS
 Current Assets:
   Cash and cash equivalents..........................   $     256,000  $    577,000  $    397,000
   Accounts receivable, net...........................       1,304,000     1,741,000     2,483,000
   Inventory..........................................       3,190,000     3,519,000     4,466,000
   Deferred tax assets................................                       579,000       508,000
   Other current assets...............................         309,000       400,000       269,000
                                                         -------------  ------------  ------------
           Total current assets.......................       5,059,000     6,816,000     8,123,000
 Property and equipment, net..........................       7,518,000     9,108,000    11,550,000
 Goodwill, net........................................         506,000       416,000       348,000
 Other assets.........................................          44,000        12,000        14,000
                                                         -------------  ------------  ------------
           Total assets...............................   $  13,127,000  $ 16,352,000  $ 20,035,000
                                                         =============  ============  ============

                            LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
   Accounts payable...................................   $   5,392,000  $  4,022,000  $  5,256,000
   Accrued expenses...................................       1,868,000     1,948,000     1,894,000
   Line of credit.....................................       1,968,000        30,000       542,000
   Deferred warranty revenues.........................         279,000       271,000       301,000
   Notes payable and capital lease obligations,
      current portion.................................         320,000       338,000       673,000
   Notes payable to related party.....................         358,000
                                                         -------------  ------------  ------------
           Total current liabilities..................      10,185,000     6,609,000     8,666,000
 Notes payable and capital lease obligations..........         516,000       291,000     1,936,000
                                                         -------------  ------------  ------------
           Total liabilities..........................      10,701,000     6,900,000    10,602,000
                                                         -------------  ------------  ------------
 Stockholders' Equity:
   Series A 6% Cumulative Convertible Preferred
      Stock, $1,000 par value, 3,960 shares
      authorized, issued and outstanding..............       3,960,000     3,960,000     3,960,000
   Series B 6% Cumulative Convertible Preferred
      Stock, $1,000 par value, 1,500 shares
      authorized, issued and outstanding..............       1,500,000     1,500,000     1,500,000
   Common stock, $0.01 par value, 25,000,000
      shares authorized, 4,868,436 and 3,763,036
      shares issued and outstanding at December 27,
      1997 and December 28, 1996, respectively........          38,000        49,000        49,000
   Paid-in capital....................................      10,100,000    15,630,000    15,746,000
   Accumulated deficit................................     (13,172,000)  (11,687,000)  (11,822,000)
                                                         -------------  ------------  ------------
           Total stockholders' equity.................       2,426,000     9,452,000     9,433,000
                                                         -------------  ------------  ------------
           Total liabilities and stockholders'
             equity ..................................   $  13,127,000  $ 16,352,000  $ 20,035,000
                                                         =============  ============  ============

            The accompanying notes are an integral part of these consolidated financial statements.


                                                             NEW WEST EYEWORKS, INC.

                                                      CONSOLIDATED STATEMENT OF OPERATIONS

                                               Fiscal Year Ended                   Nine Months Ended
                                   -----------------------------------------  ---------------------------
                                   December 30,   December 28,  December 27,  September 27, September 26,
                                       1995           1996           1997          1997         1998
                                   ------------   ------------  ------------  -------------  ------------
                                                                                      (unaudited)
Net sales .......................  $40,033,000    $43,940,000   $49,212,000   $37,855,000   $41,449,000
Cost of sales....................   20,352,000     21,719,000    24,253,000    18,533,000    20,556,000
                                   -----------    -----------   -----------   -----------   -----------
  Gross profit...................   19,681,000     22,221,000    24,959,000    19,322,000    20,893,000
Selling, general and
  administrative expenses........   21,667,000     21,173,000    23,641,000    17,902,000    20,290,000
                                   -----------    -----------   -----------   -----------   -----------
Operating income (loss)..........   (1,986,000)     1,048,000     1,318,000     1,420,000       603,000
Acquisition related expenses.....           --             --            --            --       270,000
Interest income..................       12,000             --        66,000        64,000            --
Interest expense ................       51,000        216,000       122,000       102,000       154,000
                                   -----------    -----------   -----------   -----------   -----------
Income (loss) before
  income tax expense.............   (2,025,000)       832,000     1,262,000     1,382,000       179,000
Income tax benefit
  (expense) .....................           --        (30,000)      547,000       (27,000)      (71,000)
                                   -----------    -----------   -----------   -----------   -----------
Net income (loss)................   (2,025,000)       802,000     1,809,000     1,355,000       108,000
Preferred stock dividends .......     (329,000)      (328,000)     (324,000)     (243,000)     (243,000)
                                   -----------    -----------   -----------   -----------   -----------
Net income
  (loss) applicable to
  common shares .................  $(2,354,000)   $   474,000   $ 1,485,000   $ 1,112,000   $  (135,000)
                                   ===========    ===========   ===========   ===========   ===========
Basic and diluted income
  (loss) per share ..............  $     (0.63)   $      0.13   $      0.31   $      0.24   $     (0.03)
                                   ===========    ===========   ===========   ===========   ===========
Weighted average shares
 outstanding - Basic ............    3,763,000      3,763,000     4,717,000     4,666,000     4,877,000

Weighted average shares
  outstanding - Diluted .........    3,763,000      3,786,000     4,785,000     4,720,000     5,027,000

      The accompanying notes are an integral part of these consolidated financial statements.

                                                             NEW WEST EYEWORKS, INC.

                                                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                         Shares                                 Amounts
                                -------------------    -----------------------------------------------------------
                                                                                Paid-in     Accumulated
                                Preferred    Common     Preferred     Common    Capital       Deficit        Total
                                ---------    ------     ---------     ------    -------     -----------      -----
Balances at December 31,
  1994 ......................     5,460     3,763,036  $5,460,000    $38,000  $10,070,000  $(11,292,000)  $  4,276,000

Preferred stock dividends....                                                                  (329,000)      (329,000)
Net loss.....................                                                                (2,025,000)    (2,025,000)
                                  -----     ---------  ----------    -------  -----------  ------------   ------------

Balances at December 30,
  1995 ......................     5,460     3,763,036   5,460,000     38,000   10,070,000   (13,646,000)     1,922,000
Issuance of warrants.........                                                      30,000                       30,000
Preferred stock dividends....                                                                  (328,000)      (328,000)
Net income...................                                                                   802,000        802,000
                                  -----     ---------  ----------    -------  -----------  ------------   ------------
Balances at December 28,
  1996 ......................     5,460     3,763,036   5,460,000     38,000   10,100,000   (13,172,000)     2,426,000
Common stock issued..........               1,105,400                 11,000    5,530,000                    5,541,000
Preferred stock dividends....                                                                  (324,000)      (324,000)
Net income ..................                                                                 1,809,000      1,809,000
                                  -----     ---------  ----------    -------  -----------  ------------   ------------
Balances at December 27,
  1997 ......................     5,460     4,868,436   5,460,000     49,000   15,630,000   (11,687,000)     9,452,000

Exercise of stock options
 (unaudited).................                  19,000                             116,000                      116,000
 Preferred stock dividends
 (unaudited) ................                                                                  (243,000)      (243,000)
 Net income (unaudited)......                                                                   108,000        108,000
                                  -----     ---------  ----------    -------  -----------  ------------   ------------
 Balances at September 26, 1998
 (unaudited).................     5,460     4,887,436  $5,460,000    $49,000  $15,746,000  $(11,822,000)  $  9,433,000
                                  ======    =========  ==========    =======  ===========  ============   ============

         The accompanying notes are an integral part of these consolidated financial statements.

                                                             NEW WEST EYEWORKS, INC.

                                                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   Fiscal Year Ended                     Nine Months Ended
                                                     -----------------------------------------------  --------------------------
                                                     December 30,     December 28,    December 27,    September 27, September 26,
                                                        1995             1996            1997             1997          1998
                                                     ------------     ------------    ------------    ------------- ------------
                                                                                                                (unaudited)
CASH FLOWS FROM (USED IN) OPERATING
  ACTIVITIES:
  Net income (loss) ...............................   $ (2,025,000)   $    802,000    $ 1,809,000     $1,355,000      $   108,000
  Adjustments to reconcile net income (loss) to
    net cash from (used in) operating activities:
    Depreciation and amortization..................      1,048,000       1,229,000      1,505,000      1,129,000        1,288,000
    Loss on disposal of fixed assets ..............         65,000                          2,000          3,000           15,000
    Deferred income taxes ..........................                                      (579,000)                        71,000
  Changes in assets and liabilities:
    Accounts receivable ...........................       (124,000)       (305,000)      (437,000)      (518,000)        (742,000)
    Inventory .....................................       (281,000)        (58,000)      (329,000)      (686,000)        (947,000)
    Other current assets ..........................         52,000        (231,000)       (91,000)       213,000          131,000
    Accounts payable ..............................      1,696,000        (363,000)    (1,370,000)    (1,458,000)       1,234,000
    Accrued expenses ..............................        603,000      (1,228,000)        80,000        489,000          (54,000)
    Deferred warranty revenues ....................       (240,000)        (69,000)        (8,000)        (6,000)          30,000
    Other assets and liabilities ..................        (72,000)        (57,000)        32,000         29,000           (2,000)
                                                      ------------    ------------    -----------    -----------      -----------
        Net cash from (used in) operating .........
         activities ...............................        722,000        (280,000)       614,000        550,000        1,132,000
                                                      ------------    ------------    -----------    -----------      -----------
 CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  Purchase of property and equipment ..............     (1,532,000)     (1,459,000)    (2,864,000)    (1,970,000)      (3,407,000)
                                                      ------------    ------------    -----------    -----------      -----------
        Net cash (used in) investing activities....     (1,532,000)     (1,459,000)    (2,864,000)    (1,970,000)      (3,407,000)
                                                      ------------    ------------    -----------    -----------      -----------
 CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Proceeds from the revolving line of credit ......                     24,050,000      8,136,000      5,126,000       45,522,000
  Payment on the revolving line of credit .........                    (22,082,000)   (10,074,000)    (7,094,000)     (43,010,000)
  Proceeds from the bridge loans ..................                      1,050,000
  Payment of bridge loans .........................                       (700,000)      (358,000)      (358,000)
  Proceeds from capital leases ....................        505,000
  Payment of capital leases .......................       (208,000)       (236,000)      (350,000)      (252,000)        (290,000)
  Payment of preferred stock dividends.............       (246,000)       (328,000)      (324,000)      (243,000)        (243,000)
  Net proceeds from common stock offering .........                                     5,541,000      5,541,000
  Exercise of stock options........................                                                                       116,000
                                                      ------------    ------------    -----------    -----------      -----------
        Net cash from financing activities.........         51,000       1,754,000      2,571,000      2,720,000        2,095,000
                                                      ------------    ------------    -----------    -----------      -----------
 Net increase (decrease) in cash and cash
   equivalents ....................................       (759,000)         15,000        321,000      1,300,000         (180,000)
 Cash and Cash equivalents, beginning of year .....      1,000,000         241,000        256,000        256,000          577,000
                                                      ------------    ------------    -----------    -----------      -----------
 Cash and Cash equivalents, end of year ...........   $    241,000    $    256,000    $   577,000    $ 1,556,000      $   397,000
                                                      ============    ============    ===========    ===========      ===========
 SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid ...................................   $     51,000    $    208,000    $   122,000        102,000          153,000
  Income taxes paid ...............................                         30,000         25,000         11,000           19,000
  Assets acquired under capital lease .............                        524,000        141,000        136,000          270,000

           The accompanying notes are an integral part of these consolidated financial statements.
                        NEW WEST EYEWORKS, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

     New West Eyeworks, Inc. (the Company) is a leading specialty retailer of eyewear, operating under the trade names "Vista Optical" and "Lee Optical." The Company operates value-priced optical stores in thirteen states. These stores are located in malls, strip shopping centers and Fred Meyer host stores. The Company operates optical laboratory and distribution facilities in Tempe, Arizona and near Portland, Oregon.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     PRINCIPLES OF CONSOLIDATION: The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     FISCAL YEAR: The Company's fiscal year ends on the last Saturday of the calendar year. References to the year 1995, 1996, and 1997 relate to the fiscal years ended December 30, 1995, December 28, 1996, and December 27, 1997, each of which consisted of 52 weeks.

     REVENUE RECOGNITION: Revenues are recognized at the time of customer order. Revenues from separately priced warranty contracts are deferred and recognized on a pro rata basis over the contract period.

     The Company receives certain vendor rebates and allowances which are reflected in operations based on the terms of the underlying agreements. Such amounts are classified as reductions of either selling, general and administrative costs or cost of sales as appropriate.

     STORE OPENING COSTS: The Company expenses store opening costs as incurred.

     ADVERTISING COSTS: The Company expenses advertising production costs in the period in which the related advertisement first takes place. Advertising communication costs such as television air time and newspaper advertising space are expensed as the related services are received. All other costs are expensed as incurred. Advertising expenses totaled $4,136,000, $3,576,000, and $4,228,000, for the years
1995, 1996, and 1997, respectively.

     CASH AND CASH EQUIVALENTS: The Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

     ACCOUNTS RECEIVABLE: Accounts receivable are primarily comprised of amounts due from insurance and managed care plans on sales where the Company has contractual arrangements or has accepted an assignment of insurance benefits from the customer. The reported balance is net of an allowance for doubtful accounts of $139,000 and $159,000 at December 28, 1996, and December 27, 1997, respectively.

                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INVENTORY AND COST OF SALES: Inventory primarily consists of the direct material cost of eyeglass frames, contact lenses, ophthalmic lenses and optical laboratory supplies and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Cost of sales includes the cost of merchandise sold during the year, optical laboratory costs directly related to manufacturing eyeglasses, store occupancy expenses, and depreciation expense relating to store and optical laboratory fixtures and equipment.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which range from five to ten years. Major improvements are capitalized while repairs which do not extend the useful life of the asset are expensed.

     GOODWILL: Goodwill represents the cost in excess of the net assets of a business acquired and is being amortized for financial statement purposes on a straight-line basis over a period of fifteen years. The reported balance is net of accumulated amortization of $759,000 and $849,000 at December 28, 1996, and December 27, 1997 respectively. The Company evaluates the possibility of goodwill impairment when events or changes in economic circumstances indicate that the related carrying amount may not be recoverable.

     ACCOUNTS PAYABLE: Accounts payable includes $644,000 at December 28, 1996 and $641,000 at December 27, 1997 relating to the reclassification of book overdrafts.

     STOCK COMPENSATION: The Company measures compensation expense related to employee stock options using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations.

     INCOME TAXES: The Company accounts for income taxes using the liability method, recognizing temporary differences between the financial reporting basis of the Company's assets and liabilities and the related income tax basis for such assets and liabilities. This method generates a net deferred income tax liability or a net deferred income tax asset for the Company as of the end of the year, as measured by the statutory tax rates in effect as enacted. The Company derives its deferred income tax charge or benefit by recording the change in the net deferred income tax liability or net deferred income tax asset balance for the year.

     The Company's deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against the portion of these deferred income tax assets which it believes it will more likely than not fail to realize.

                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     EARNINGS PER SHARE: In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS No.
128). Basic earnings per share is computed by dividing income applicable to common shares by the weighted average number of common shares outstanding for the year. Diluted earnings per share is similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential dilutive common shares had been issued. Adoption of SFAS No. 128 did not effect the Company's previously reported income (loss) per share computations for years subsequent to its initial public offering. The following table presents a reconciliation of the basic and diluted earnings per share calculations:

                                                            1995         1996        1997
                                                        -----------   ----------  ----------
 Basic earnings per share:
   Numerator:
     Net income (loss) applicable to common
       shares .....................................     $(2,354,000)  $  474,000  $1,485,000
                                                        -----------   ----------  ----------
   Denominator:
      Weighted average common shares
        outstanding ...............................       3,763,000    3,763,000   4,717,000
                                                        -----------   ----------  ----------
   Basic earnings (loss) per share ................     $     (0.63)  $     0.13  $     0.31
                                                        ===========   ==========  ==========
 Diluted earnings per share:
   Numerator:
      Net income (loss) applicable to common
        shares ....................................     $(2,354,000) $  474,000  $1,485,000
                                                       ------------  ----------  ----------
   Denominator:
      Weighted average common shares
        outstanding ...............................       3,763,000   3,763,000   4,717,000
      Weighted average employee stock options.......            ---      23,000      68,000
                                                       ------------  ----------  ----------
                                                          3,763,000   3,786,000   4,785,000
                                                       ------------  ----------  ----------
   Diluted earnings (loss) per share ...............   $      (0.63) $     0.13  $     0.31
                                                       ============  ==========  ==========

Unaudited Interim Financial Statements: The interim consolidated financial statements as of September 26, 1998 and for the nine-month periods ended September 26, 1998 and September 27, 1997 are unaudited.
In the opinion of management, such interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's consolidated financial position as of September 26, 1998 and the consolidated results of operations and cash flows for the periods ended September 26, 1998 and September 27, 1997. The interim results are not necessarily indicative of results which may occur for the full year.


                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



2. PROPERTY, EQUIPMENT AND LEASES

     Property and equipment consists of the following:

                                                   December 28,  December 27,
                                                       1996          1997
                                                   ------------  ------------
    Store fixtures and equipment...............    $ 11,549,000  $ 13,796,000
    Laboratory fixtures and equipment..........       2,100,000     2,286,000
    Other fixtures and equipment...............       2,558,000     2,717,000
    Building and improvements .................         641,000       686,000
    Construction in progress ..................                       188,000
                                                   ------------  ------------
                                                     16,848,000    19,673,000
    Less: accumulated depreciation ............      (9,330,000)  (10,565,000)
                                                   ------------  ------------
                                                   $  7,518,000  $  9,108,000
                                                   ============  ============

     The Company leases substantially all of its store facilities under operating leases which expire at various dates through 2002. Certain leases require payment of property taxes, utilities, common area maintenance and insurance as well as additional rent if sales exceed specified amounts. Total rent expense incurred during 1995, 1996, and 1997 approximated $5,000,000, $5,493,000, and $6,069,000, respectively, including additional rent expense of $889,000, $1,045,000, and $1,192,000, respectively. At December 27, 1997, future minimum annual rental commitments under noncancelable operating leases were as follows:

       1998 ..................................  $ 3,820,000
       1999 ..................................    3,184,000
       2000 ..................................    2,455,000
       2001 ..................................    2,016,000
       2002 ..................................    1,554,000
       Thereafter ............................    3,109,000
                                                -----------
                                                $16,138,000
                                                ===========
3. LINE OF CREDIT

     The Company entered into a new $3.0 million revolving line of credit agreement and a $2.0 million term loan agreement with a major national bank in August 1997. The revolving line of credit matures on August 1, 1999, and is secured by the Company's inventory, accounts receivable,

                        NEW WEST EYEWORKS, INC.

and general intangibles. The revolving line of credit bears interest at a rate of prime plus one-eighth percent (8.625% at December 27, 1997) or, at the Company's option, a rate equal to the then current London Interbank Offered Rate ("LIBOR") for the term selected by the Company plus 2.35% on any principal outstanding; interest is payable on a monthly basis. The Company may request advances on the term loan until August 1, 1998, at which time the balance will be amortized over a 48 month period. The term loan is secured by the Company's property and equipment, and bears interest at a rate of prime plus one-half percent or, at the Company's option, a rate equal to LIBOR for the term selected by the Company plus 2.75% on any principal outstanding. At December 27, 1997, $30,000 was outstanding on the revolving line of credit while no amounts were outstanding under the term loan.

     The Company entered into a $2.0 million revolving line of credit with a bank in June 1996. The revolving line of credit matured on May 31, 1997, and was secured by substantially all of the Company's assets, including the Company's executive office building and optical laboratory in Tempe, Arizona, but excluding furniture, fixtures, and equipment. The Company repaid the line of credit borrowings with a portion of the proceeds from its February 1997 common stock offering described in Note 5.

4. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     Notes payable, and capital lease obligations consist of the following:

                                                                                 December 28,  December 27,
                                                                                     1996          1997
                                                                                 ------------  ------------
     Capital lease obligations ...............................................   $  836,000    $  629,000
     Notes payable -  related party ..........................................      358,000
                                                                                 ----------    ----------
             Total debt ......................................................    1,194,000       629,000
     Less: current portion ...................................................      678,000       338,000
                                                                                 ----------    ----------
             Total long-term debt ............................................   $  516,000    $  291,000
                                                                                 ==========    ==========

     In early 1996, the Company entered into two bridge loans with Mesirow Capital Partners VI, a common and preferred stockholder, and Ronald E. Weinberg, Chairman of the Board, totaling $700,000 to fund the Company's expansion and advertising needs. The loans bore interest at an annual rate of 15% and were secured by a deed of trust on the Company's executive office building and optical laboratory facility in Tempe, Arizona. The bridge loans were retired with the proceeds of the former revolving line of credit described in Note 3.

     In December 1996, the Company entered into a bridge loan for $350,000 with The Second National Bank of Warren (Ohio). The loan was scheduled to mature on June 2, 1997 and bore interest at a rate equal to the lending bank's prime rate plus 1.5% per annum, payable upon maturity. The loan was guaranteed by Mr. Weinberg and Mr. Feld agreed to share in the guaranty. The Company paid Mr. Weinberg and Mr. Feld a

                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


total of $7,500 in exchange for their guaranty of the loan. Norman C. Harbert, a director of the Company, is also a director of Second Bancorp Inc., the parent holding company of the Second National Bank of Warren (Ohio). The Bridge Loan was retired with a portion of the proceeds from the February 1997 common stock offering described in
Note 5.

5. STOCKHOLDERS' EQUITY

     In February 1997, the Company completed a public offering (the "Offering") of 1,505,400 shares of its common stock, including shares sold upon the exercise of the underwriters' over allotment option. Gross proceeds, direct costs, and net proceeds of this Offering totaled approximately $6,626,000, $1,085,000, and $5,541,000, respectively. Of the shares sold, 400,000 shares were sold by selling stockholders. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

     In December 1993, the Company issued 3,960 shares of Series A and 1,500 shares of Series B $1,000 par value 6% Cumulative Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock is redeemable by the Company at par value plus accrued but unpaid dividends; however, Series B shares cannot be redeemed while any Series A shares are outstanding. The number of common shares issuable upon conversion is determined by dividing the par value of outstanding Preferred Stock by $8.40, subject to customary adjustments. Dividends on the Preferred Stock are payable quarterly, at an annual rate of $60 per share.

6. COMMON STOCK OPTIONS AND WARRANTS

     In October 1993, the Company established the New West Eyeworks Stock Option Plan under which certain eligible employees and directors of the Company may receive awards in the form of stock options. Certain stock options become exercisable on the date the Company achieves annual earnings per share targets while others become exercisable immediately or over a multi-year period with the options vesting ratably during that period. The exercise price is generally equal to the fair market price of the Company's common stock on the date of the grant. The stock option exercise period may not exceed ten years from the date of grant.

                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     A summary of the status of the Company's Stock Option Plan as of December 30, 1995 December 28, 1996, and December 27, 1997, and changes during the years ended is presented below:

                                                          1995                  1996                 1997
                                                   -------------------  -------------------- --------------------
                                                              Weighted              Weighted             Weighted
                                                               Average               Average              Average
                                                              Exercise              Exercise             Exercise
                                                   Shares       Price    Shares       Price   Shares       Price
                                                   ------     --------   ------     --------  ------     ---------
    Options outstanding at beginning of
      year .....................................   108,500      $7.00   131,500       $5.89   143,500      $5.56
      Granted ..................................    99,500      $4.10    53,000       $4.25   159,000      $6.75
      Exercised ................................
      Forfeited ................................   (76,500)     $4.99   (41,000)      $5.00    (7,000)     $4.75
                                                   -------              -------               -------
   Options outstanding at end of year ..........   131,500      $5.89   143,500       $5.56   295,500      $6.29
                                                   =======              =======               =======
   Options exercisable at end of year ..........    86,500      $7.00    77,000       $6.90   163,600      $6.31
   Weighted-average fair value of options
      granted during the year ..................                $2.12                 $2.12                $3.61

     The following table summarizes information about the stock options granted during 1995, 1996, and 1997 which are outstanding at December 27, 1997:

                                  Weighted    Weighted                  Weighted
     Range of                     Average      Average                   Average
     Exercise      Options       Remaining    Exercise    Options       Exercise
      Prices      Outstanding  Contract Life    Price    Exercisable     Price
   -----------   -----------   -------------  --------   -----------  ---------
   $3.44-$4.63      64,500     7.2-8.2 years   $4.14        6,600        $4.63
   $5.50-$7.00     189,000     6.0-9.1 years   $6.31      157,000        $6.38
         $9.50      42,000         9.8 years   $9.50          ---          ---
                   -------                                -------
                   295,500                                163,600
                   =======                                =======

     For purposes of determining the weighted average fair market value of the options granted during the year, the Company used the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                  1995      1996      1997
                                                                -------   -------   -------
    Expected dividend yield ...............................         0%        0%       0%
    Expected stock price volatility........................        50%       50%      50%
    Risk free interest rate ...............................       7.1%      5.3%      4.6%
    Expected option life ..................................      5 years   5 years  5 years

                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies APB 25 and related interpretations in accounting for its stock option plan and, accordingly, does not recognize compensation expense. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share (basic and diluted) for 1997 would have been reduced by approximately $170,000 and $0.04, respectively. Similar pro forma disclosures for 1996 and 1995 have not been presented as the effect of such pro forma adjustments is not material.

     In connection with the initial public offering in December 1993, the Company sold warrants to its primary underwriter and two individuals at a nominal price (1993 Warrants). The 1993 Warrants, which are exercisable for a four-year period commencing December 23, 1994, entitle the holders to purchase a total of 106,563 shares of the Company's common stock at an exercise price of 125% of the initial public offering price of $7.00 per share ($8.75 per share). In conjunction with the Offering in early 1997, the Company reduced the exercise price of the 1993 Warrants from $8.75 to $8.00 per share.

     In connection with the Offering, the Company granted to its primary underwriter and certain individuals warrants (1997 Warrants) to purchase a number of shares of common stock equal to the number of shares of common stock that remain issuable and unexercised under the 1993 Warrants upon their termination. The 1997 Warrants are exercisable beginning on December 23, 1998, the termination date of the 1993 Warrants, for a period of three years terminating on December 23, 2001. The initial exercise price for the 1997 Warrants will equal the exercise price under the 1993 Warrants upon their termination, which price is currently $8.00.

     In exchange for the guarantee of the Company's obligations under its former line of credit by certain officers and shareholders, the Company issued warrants to them to purchase, in the aggregate, 50,000 shares of the Company's common stock at a price per share of $6.11, subject to customary anti-dilution adjustments. The value of the warrants, which was determined by independent valuation to be $0.57 per share, is reflected on the December 28, 1996 balance sheet in other assets and paid-in capital and was amortized to expense in 1997, concurrent with the termination of the revolving line of credit.



                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


7. INCOME TAXES

     Income tax (expense) benefit is comprised of the following:

                                                      1995         1996        1997
                                                    -------      --------   --------
    Current (expense) benefit:
      Federal ..............................            --       $(30,000)  $(32,000)
      State ................................            --             --         --
                                                    --------     --------   --------
              Total ........................            --        (30,000)   (32,000)
                                                    --------     --------   --------

    Deferred (expense) benefit:
      Federal ..............................            --             --    521,000
      State ................................            --             --     58,000
                                                    --------     --------   --------

              Total ........................            --             --    579,000

                                                    --------     --------   --------
              Total (expense) benefit ......            --       $(30,000)  $547,000
                                                    ========     ========   ========

     Deferred tax assets are comprised of the following:

                                                         December 28, 1996  December 27, 1997
                                                         -----------------  -----------------
      Net operating loss carryforwards .................     $2,873,000        $ 2,297,000
      Employee benefits ................................        244,000            289,000
      Deferred warranty revenues .......................        112,000            108,000
      Other ............................................        306,000            317,000
                                                            -----------        -----------
      Deferred tax assets ..............................      3,535,000          3,011,000
      Less: valuation allowance ........................     (3,535,000)        (2,432,000)
                                                            -----------        -----------
           Net deferred tax assets .....................    $       ---        $   579,000
                                                            ===========        ===========

                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Income tax (expense) benefit differs from the amount determined by applying the U.S. statutory federal tax rate of 34% to income (loss) before income tax (expense) benefit as a result of the following:

                                                      1995         1996        1997
                                                    -------      --------   --------
      Expected income tax (expense) benefit       $  689,000     $(283,000) $ (429,000)
      Nondeductible expenses                         (38,000)      (56,000)    (49,000)
      (Increase) decrease in valuation allowance    (651,000)      309,000   1,025,000
                                                  ----------     ---------  ----------
      Income tax (expense) benefit                $      ---     $ (30,000) $  547,000
                                                  ==========     =========  ==========

     The Company increased its valuation allowance in 1995 due to the net operating loss (NOL) incurred during the year coupled with the lack of sustained historical profitability. In 1996, the Company returned to profitability and reduced its valuation allowance as it was able to substantially offset taxable income generated during the year with existing NOL carryforwards. The Company further reduced its valuation allowance in 1997 because of its ability to once again substantially offset taxable income generated during the year as well as the Company's belief that it will be able to realize a portion of its remaining deferred tax assets. The Company will consider further reduction to or elimination of the remaining valuation allowance as profitable operations continue.

     As of December 27, 1997, the Company had NOL carryforwards of $5.7 million and $4.9 million for regular tax and alternative minimum tax purposes, respectively, which begin to expire in 2006. The Company also has nonexpiring alternative minimum tax credit carryforwards of $79,000 available to offset future regular taxes.

8. EMPLOYEE BENEFIT PLAN

     The Company established the New West Eyeworks, Inc. Profit Sharing and 401(k) Savings Plan (the Plan) for the benefit of employees (participants) who meet certain age and eligibility requirements. The Plan provides for discretionary profit sharing contributions as well as employer matching contributions on participants' pre-tax savings deferrals. A profit sharing contribution was not made in 1995, 1996 or 1997; however, employer matching contributions approximated $97,000, $90,000, and $106,000 in 1995, 1996 and 1997, respectively.

9. RELATED PARTY TRANSACTIONS

     The Company is a party to an expense sharing arrangement whereby it pays an entity owned by an officer of the Company for certain services provided by such entity for the Company and as reimbursement for certain expenses incurred directly on behalf of the Company. The aggregate amount of the payments by the Company to such entity, including expenses incurred directly on behalf of the Company, were approximately $136,000, $109,000, and $137,000 in 1995, 1996 and 1997,
respectively.



                        NEW WEST EYEWORKS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     A director of the Company is a partner in a law firm which provides legal services to the Company. The aggregate amount of expense included in 1996 and 1997 for services provided to the Company by this entity amount to $158,000 and $173,000, respectively.

10. COMMITMENTS AND CONTINGENCIES

     From time to time, the Company is involved in legal matters which are incidental to its operations. In the opinion of management, the ultimate resolution of these matters is not anticipated to have a material adverse effect on the Company's financial condition or results of operations.

11.  (UNAUDITED) SUBSEQUENT EVENT

     On October 23, 1998, Vista Eyecare, Inc. completed its tender offer for all the issued and outstanding capital stock of the Company. In connection with this transaction, the Company incurred approximately $270,000 of related costs through September 26, 1998. These costs have been reflected as acquisition related expenses in the accompanying consolidated statement of operations.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial data ("Pro Forma Financial Statements") as of October 3, 1998, for the year ended January 3, 1998, and for the nine-month period ended
October 3, 1998, have been derived by the application of pro forma adjustments to the historical financial statements of Vista, Frame-n-Lens Optical, Inc. ("Frame-n-Lens"), and New West Eyeworks, Inc. ("New West"). Historical financial statements for Frame-n-Lens were included with the Company's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on October 13, 1998. New West historical financial statements are included herein.

     The unaudited pro forma condensed consolidated balance sheet has been prepared to give effect to the New West Acquisition, the closing of the new $25 million revolving credit facility, and the sale of $125 million of Senior Notes due 2005 as if each occurred on October 3, 1998. The unaudited pro forma condensed consolidated statements of operations for the year ended January 3, 1998 and the nine-month period ended October 3, 1998, have been presented to give effect to the Frame-n-Lens acquisition, the New West acquisition (using the financial data for the corresponding fiscal periods of the respective companies), the closing of the new Credit Facility, and the sale of the Senior Notes as if each occurred at the beginning of the respective periods.

     The Pro forma Financial Statements include pro forma data relative to the Frame-n-Lens acquisition completed July 28, 1998. Such data is incorporated in the pro forma financial statements to provide a more complete representation of the pro forma condensed consolidated statement of operations of Vista.

     The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable, including assumptions relating to the allocation of the consideration paid in connection with the acquisitions of Frame-n-Lens and New West to the respective assets and liabilities based on estimates of their respective fair values.

     The Pro Forma Financial Statements do not purport to represent what the Company's results would have been if the Frame-n-Lens acquisition, the New West Acquisition, the closing of the new Credit Facility, and the sale of the Senior Notes had occurred on the date or for the periods indicated, or to project what the Company's results of operations or financial position for any future period or date will be. The Pro
Forma Financial Statements should be read in conjunction with the Consolidated Financial Statements, including the notes thereto.





                                                                Vista Eyecare, Inc.
                                             Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                                                 October 3, 1998
                                                              (dollars in thousands)


                                                                                                                       Pro forma
                                                           Vista      New West   Acquisition         Financing        October 3,
                                                         Historical   Eyeworks   Adjustments        Adjustments          1998
                                                         -----------------------------------------------------------------------
    Current assets:
        Cash and cash equivalents                            2,408         397   (72,145) (a)         126,323  (c)      35,883
                                                                                                         (600) (d)
                                                                                                      (20,500) (e)
        Accounts receivable (net)                            8,583       2,483      (255) (a)                           10,811
        Inventories (net)                                   28,248       4,466      (445) (a)                           32,269
        Other current assets                                 2,347         777      (180) (a)                            2,944
                                                         -------------------------------            ---------          -------
              Total current assets                          41,586       8,123   (73,025)             105,223           81,907
                                                         -------------------------------            ---------          -------

    Net Property and equipment                              48,191      11,550      (358) (a)                           59,383
    Other assets and deferred costs (net)                    6,032          14                          5,033 (c)       15,679
                                                                                                        4,600 (d)
    Intangible assets (net)                                 41,756         348    63,476  (a)                          105,580
                                                         -------------------------------            ---------          -------
              Total assets                                 137,565      20,035    (9,907)             114,856          262,549
                                                         ================================           =========          =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
        Accounts payable                                    11,624       5,256                                          16,880
        Accrued expenses and other current liabilities      17,354       2,195     2,068  (a)                           21,617
        Current portion of long-term debt                      892       1,215      (542) (a)                            1,565
                                                         --------------------------------           ---------          -------
              Total current liabilities                     29,870       8,666     1,526                                40,062

    Revolving credit facility ---long-term                  52,000                                      7,776 (c)       43,276
                                                                                                        4,000 (d)
                                                                                                      (20,500)(e)
    Long-term notes payable, net of debt discount, less
        current portion                                      6,687       1,936    (2,000) (a)         123,580 (c)      130,203
    Deferred income tax liabilities                          2,595                                                       2,595

    Shareholders' equity:
        Preferred Stock                                                  5,460    (5,460) (b)
        Common Stock                                           212          49       (49) (b)                              212
        Additional paid-in-capital                          46,634      15,746   (15,746) (b)                           46,634
        Retained Earnings (deficit)                          3,640     (11,822)   11,822  (b)                            3,640
        Cumulative foreign currency exchange rate
          translation                                       (4,073)                                                     (4,073)
                                                         --------------------------------           ---------          -------
        Total shareholders' equity                          46,413       9,433    (9,433)                               46,413
                                                         --------------------------------           ---------          -------
              Total liabilities and shareholders' equity   137,565      20,035    (9,907)             114,856          262,549
                                                         ================================           =========          =======

                          VISTA EYECARE, INC.

                     NOTES TO UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED BALANCE SHEET
                        (dollars in thousands)

(a) The Pro Forma Financial Statements include information concerning the following acquisitions:

     NEW WEST ACQUISITION. On October 23, 1998, the Company acquired all the outstanding common stock and common stock equivalents of New West. The New West Acquisition will be accounted for as a purchase, with the excess purchase price over the fair value of the net assets acquired allocated to goodwill. Goodwill is $63,476 and will be amortized over 30 years. A summary of the purchase price and the related purchase allocation follows:

                   Aggregate Purchase Price


 Cash paid at closing  ..............................        $ 65,778
 Financial, accounting, legal and other direct
 acquisition costs ..................................           3,825
 Cash paid to extinguish line of credit .............           2,542
                                                             --------
           Aggregate purchase price..................        $ 72,145
                                                             ========

            Preliminary Allocation of Purchase Price

 Aggregate purchase price: ..........................        $ 72,145
   Less net book value of assets acquired............         (11,975)
                                                             --------
 Excess of cost over the net book value of assets
   acquired  ........................................          60,170
 Adjustments to record assets and liabilities at
   fair market value:
   Accounts receivable ..............................             255
   Inventory ........................................             445
   Other current assets..............................             180
   Property, Plant and Equipment.....................             358
   Current liabilities, including severance costs....           2,068
                                                             --------
           Total adjustments ........................           3,306
                                                             --------
   Goodwill  ........................................        $ 63,476
                                                             ========
     FRAME-N-LENS ACQUISITION. On July 28, 1998, the Company acquired all the outstanding capital stock of Frame-n-Lens.
The Frame-n-Lens Acquisition is being accounted for as a purchase, with the excess of the purchase price over the fair value of the net assets acquired to be allocated to goodwill. Goodwill is $25,961 and will be amortized over 30 years.

     The results of operations for Frame-n-Lens after the date of acquisition are included in the consolidated results of operations for Vista. Financial information for Frame-n-Lens included in the unaudited pro forma condensed consolidated statements of operations as of October 3, 1998 reflects only the periods prior to the Frame-n-Lens acquisition.

(b) Represents elimination of historical equity balances of New West.

                          VISTA EYECARE, INC.

                     NOTES TO UNAUDITED PRO FORMA
             CONDENSED CONSOLIDATED BALANCE SHEET -- (CONTINUED)
                        (dollars in thousands)


(c) Reflects the issuance of the Notes and the New Credit Facility:

 Issuance of the Notes, net of discount...............       $ 123,580
 New Credit Facility .................................           7,776
 Fees and expenses ...................................          (5,033)
                                                             ---------
                                                             $ 126,323
                                                             =========

(d) In anticipation of the Offering, Vista entered into three anticipatory hedging transactions with a notional amount of $100 million. The interest rates on these instruments were tied to U.S. Treasury securities and ranged from 5.43% to 5.62%. The Company settled these transactions for approximately $4,600 in September 1998 with $600 cash and additional borrowings of $4,000 on the Existing Credit Facility. The settlement costs will be treated as deferred financing costs amortized over the life of the Notes.

(e) Reflects the repayment of outstanding balances under, and termination of, the Existing Credit Facility, including additional borrowings in (d) above.





                                            Vista Eyecare, Inc.
                       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                       For the year ended January 3, 1998
                                             (dollars in thousands)


                                                         Vista      Frame-n-  New West   Acquisition    Financing
                                                       Historical     Lens    Eyeworks   Adjustments   Adjustments   Pro forma
                                                       -----------------------------------------------------------------------
Net Sales                                               186,354     78,371     49,212                                  313,937
Cost of Goods Sold                                       86,363     28,632     24,253     5,707  (a)
                                                                                         (2,648) (b)                   142,307
                                                       -----------------------------------------       -----------    --------

Gross Profit                                             99,991     49,739     24,959    (3,059)                       171,630
Selling, general, and administrative expenses            89,156     49,783     23,641    (5,707) (a)                   153,205
                                                                                         (6,649) (c)
                                                                                          2,981  (d)
                                                       ----------------------------------------        -----------    --------

Operating Income (loss)                                  10,835        (44)     1,318     6,316                         18,425
Interest expense, net                                     1,568        804         56      (533) (e)    16,475 (g)      18,593
                                                                                            223  (f)
Other expense (Income), net                                 (14)                                                           (14)
                                                       ----------------------------------------        -------        --------

Income (loss) before provision for income taxes           9,281       (848)     1,262     6,626        (16,475)           (154)
Income tax provision (benefit)                            3,708                  (547)    3,843  (h)    (6,590) (h)        414
                                                       ----------------------------------------        -------         -------

Net Income (loss)                                         5,573       (848)     1,809     2,783         (9,885)           (568)
                                                       ========================================        =======        ========


                                                               Vista Eyecare, Inc.
                                        Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                                    For the Nine Months Ended October 3, 1998
                                                              (dollars in thousands)


                                                         NVAL      Frame-n-   New West   Acquisition    Financing
                                                       Historical     Lens    Eyeworks   Adjustments   Adjustments   Pro forma
                                                       -----------------------------------------------------------------------
Net revenues                                            173,099     38,890    41,449                                   253,438
Cost of Goods Sold                                       79,112     13,837    20,556     2,416  (a)                    113,450
                                                                                        (2,471) (b)
                                                       ---------------------------------------         -----------    --------

Gross Profit                                             93,987     25,053    20,893        55                         139,988
Selling, general, and administrative expenses            81,838     26,336    20,290    (2,416) (a)                    122,997
                                                                                        (5,070) (c)
                                                                                         2,019  (d)
                                                       ---------------------------------------         -----------    --------

Operating Income (loss)                                  12,149     (1,283)      603     5,522                          16,991
Interest expense, net                                                  465       154      (453) (e)     12,154 (g)      12,487
                                                                                           167  (f)
Other expense, net                                        1,248                  270                                     1,518
                                                       ---------------------------------------         -------        --------

Income (loss) before provision for income taxes          10,901     (1,748)      179     5,808         (12,154)          2,986
Income tax provision (benefit)                            4,454        (31)       71     3,131 (h)      (4,862) (h)      2,763
                                                       ---------------------------------------         -------        --------

Net Income (loss)                                         6,447     (1,717)      108     2,677          (7,292)            223
                                                       =======================================         =======        ========

                          VISTA EYECARE, INC.

                     NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (dollars in thousands)

(a) Primarily represents the reclassification of other miscellaneous store expense and store rent for New West and Frame-n-Lens, respectively, to conform with Vista's historical presentation.


                                     Year Ended      Nine Months Ended
                                   January 3, 1998    October 3, 1998
                                   ---------------    ---------------
      NEW WEST
      COGS ....................       $(1,430)            $(1,423)
      SG&A ....................         1,430               1,423

      FRAME-N-LENS
      COGS ....................       $ 7,137             $   3,839
      SG&A ....................        (7,137)               (3,839)

      COMBINED
      COGS ....................       $ 5,707             $  2,416
      SG&A ....................        (5,707)              (2,416)

 (b) In connection with the Frame-n-Lens Acquisition and the New West Acquisition, the Company initiated a plan to consolidate three manufacturing facilities (located in Los Angeles, California; Tempe, Arizona; and Portland, Oregon) into the Frame-n-Lens operations located in Fullerton, California. Amounts shown below represent estimated savings for payroll related costs and reduced occupancy expense for the applicable periods:


         Year Ended            Nine Months Ended
       January 3, 1998          October 3, 1998
       ---------------         -----------------
          $ 2,648                   $ 2,471




                          VISTA EYECARE, INC.

                     NOTES TO UNAUDITED PRO FORMA
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)
                        (dollars in thousands)

 (c) In connection with the Frame-n-Lens Acquisition and the New West Acquisition, the Company initiated a plan to (i) close the existing corporate support office for Frame-n-Lens and New West, and (ii) consolidate operations with the Company's corporate support office in Lawrenceville, Georgia. Amounts shown below represent the savings resulting from the elimination of duplicative expenses for the applicable periods:


         Year Ended            Nine Months Ended
       January 3, 1998          October 3, 1998
       ---------------          ---------------
          $  6,649                 $  5,070


(d) Reflects additional amortization of goodwill over 30 years.

(e) Reflects elimination of interest expense on debt repaid upon the Frame-n-Lens and New West acquisitions.

(f) Reflects amortization of the discount on deferred purchase price obligation related to the Frame-n-Lens acquisition.

(g) Reflects the following:

                                               Year Ended      Nine Months Ended
                                             January 3, 1998    October 3, 1998
                                             ---------------   ------------------
 Interest expense on the Notes..........        $ 15,938           $ 11,953
 Interest expense on the New Credit
   Facility ............................             688                516
                                                --------           --------
           Total cash interest
             expense ...................          16,626             12,469
 Amortization of deferred financing
   costs and debt discount .............           1,609              1,207
                                                --------           --------
           Total interest expense ......          18,235             13,676
 Less: Interest expense on the
   Existing Credit Facility.............          (1,524)            (1,420)
   Amortization of deferred financing
     fees on the Existing Credit
     Facility ..........................            (236)              (102)
                                                --------           --------
                                                $ 16,475           $ 12,154
                                                ========           ========

 (h) Represents the net additional income tax expense (benefit) as a result of the acquisitions and financing adjustments at an effective rate of 40%.


(c)  Exhibits

     The following exhibits are incorporated herein by reference:

     Exhibit
     Number
     -------

     10.57*   Agreement and Plan of Merger dated as of July 13,
              1998 by and among the Company, New West Eyeworks,
              Inc. and NW Acquisition Corp.

     23.1**   Consent of PricewaterhouseCoopers LLP
_____________________________________

* Incorporated by reference to the Registrant's Schedule 14D-1 filed with the Commission on July 20, 1998.

**    Filed herewith

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              VISTA EYECARE, INC.



                              By: /s/ Angus C. Morrison
                                   Angus C. Morrison
                                   Senior Vice President,
                                   Chief Financial Officer and Treasurer


                              Dated: January 8, 1999

                               EXHIBIT INDEX


     Exhibit
     Number                         Description
     -------                        -----------

     23.1           Consent of PricewaterhouseCoopers LLP